Exhibit 10.42

OFFICE TRANSLATION

Agreement no. 3034M

Outdoor area lease agreement

between

Mo Industripark AS

Business registration no 914 780 152

(hereinafter referred to as the Lessor)

and

Freyr Battery Norway AS

Business registration no 926 089 862

(hereinafter referred to as the Tenant)

Agreement no 3034M – Kamstålbygget additional outdoor area

Agreement no. 3034M

1.	Lease Object.

This agreement applies to the lease of outdoor property area as shown on the attached map. The area shall be measured in in connection with the takeover inspection, and any deviations shall be updated in Article 4.

The total area comprises approximately 5,000 m2.

2.	Purpose.

The Tenant shall use the property area for parking, technical installations, barracks, storing materials related to the production activities, as well as fencing or similar for securing materials.

3.	Rental period.

The Tenant shall take over the property with effect from takeover of Kamstålbygget in accordance with agreement no 3028A, and shall pay rent from the same date.

3.1

The property area situated within 10 meters from building 315 on the south and east side is comprised by the regulation of the lease period, extension option and termination rights in agreement 3028A Article 4, paragraphs 1, 2 and 3.

3.2

For the property area as shown on the area map, except for the area referred to in Article 3.1, the lease period is 10 years. During the lease period, the Tenant may terminate the lease with 12 months' written notice, calculated from the expiry of the calendar month during which the termination occurred.

3.3

From entering into this agreement and up until 31 December 2021, the Tenant may terminate the agreement with 3 months' written notice, subject to the payment of 6 months' rent from the expiry of the calendar month during which the termination occurred. The property area shall be handed over to the Lessor no later than by the end of the termination period in the same condition it was in at the time of takeover

4.	Rent.

The rent is calculated based on the measured area, see clause 1 above. From the commencement of the lease and until 30 June 2024, the annual rent per m2 is NOK 34, excluding VAT. Thereafter, the annual rent per m2 is NOK 40 excluding VAT.

The rent is subject to annual index adjustment with effect from 1 January every year, the first time effective from 1 January 2022. The adjustment is based on the development in Statistics Norway's consumer price index. Such adjustment shall not lead to the rent being decreased, unless there is a significant fall in the consumer price index, in which case the parties shall meet to agree on compensating measures.

Agreement no. 3034M

The basic index is the price index as of October 2020, and the annual adjustments are made based on the index figure for the month of October in the year before the adjustment is implemented. The other provisions in the Tenancy Act Chapter 4 regarding adjustment of rent shall not apply to this agreement.

Regardless of the index adjustment set out above, the Lessor is entitled to increase the rent if public fees or taxes applicable to real property increase significantly. Likewise, the Lessor is entitled to adjust the rent in the event that new public charges are introduced on real property. If any other public regulations that entail investment or increased costs are imposed on the Lessor, up to half of the share that fall on the rental object may form basis for adjustment of the rent. If other public regulations that result in investments or increased costs are imposed on the Lessor due to the Tenant's activities, this gives the Lessor the right to adjust the rent correspondingly to the increased costs. Such regulation may take place from the date the amendments receive a cost effect for the Lessor.

The rent is paid in advance in monthly terms due on the first of each month.

After the due date, the Lessor is entitled to calculate interest on overdue rent in accordance with the Late Payment Interest Act.

5.	General Terms and Conditions.

The Tenant has the right to use the property area in accordance with the purpose of the lease, as required by the time and conditions.

The Tenant shall not construct other buildings or other permanent installations on the site, nor undertake any digging or otherwise make any changes to the ground, without first obtaining  the consent of the Lessor. The Lessor's consent cannot be denied without reasonable cause.

All environmental matters concerning the Tenant's activities are the Tenant's responsibility. All environmental matters concerning the ground and installations in the ground that existed upon the Tenant's takeover of the property are the Lessor's responsibility, however such that any public order or requirements pursuant to applicable regulations on handling of site contamination caused by the Tenant's measures or activities is the Tenant's responsibility, see clause 6 of the agreement. If the use of the property area involves permission from municipal authorities or the Norwegian Environment Agency, this is the Tenant's responsibility. However, the Tenant has a general information obligation towards the Lessor in such cases. The Lessor's report on environmental conditions in the ground and installations in the ground that exists at the Tenant's takeover is provided in Appendix 2 and Appendix 3 to this agreement.

The site area shall at all times be kept tidy. The Lessor may demand tidying if this is considered necessary for the safety and operation of the industrial park and have it carried out at the Tenant's expense if the demand is not complied with within reasonable time.

Upon expiry of the agreement, the rented property area shall be cleared by the Tenant, including, unless otherwise agreed, all permanent property installations established by the Tenant shall be removed.

The Tenant is responsible for all maintenance on the leased property area, such as winter maintenance, sweeping, cleaning of surface water system, repair and if necessary renewal of asphalt, etc. Such maintenance does not include the repair or renewal of permanent

Agreement no. 3034M

installations on the property that are affiliated with MIP’s activities. If the Tenant fails to comply with its maintenance obligations, the Lessor may order demand compliance and have the maintenance carried out at the Tenant’s cost if the demand is not met within reasonable time.

6.	Special terms and conditions.

There is contamination in the ground on the property area. If the Tenant finds it necessary to carry out digging in the ground, the Tenant shall cover all costs relating to this, including any charges for disposal of contaminated masses. The Lessor will provide knowledge of the ground and advice to keep the Tenant’s costs as low as possible.

7.	Defaults.

If any of the contracting parties is in material breach of this agreement, the other party is entitled to terminate the lease according to provisions of the Framework Agreement.

8.	Framework conditions, related agreements

The outdoor property area lease agreement is conditional upon the Tenant having approved and, at the latest at the same time as entering into this agreement, having signed the “Framework Agreement for the delivery of goods and services from Mo Industripark AS”.

9.	Surety

The lessee shall provide surety on the terms and conditions set out in Appendix 4 to this agreement.

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Appendix 1: Map of the outdoor property area

Appendix 2: The Lessor's report on ground conditions

Appendix 3: Analysis package soil Kamstålbygget

Appendix 4: Surety

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This agreement has been made in two copies, of which the parties have retained one each.

Mo, 19 July 2021

/s/ Anne Ulriksen	/s/ Tom Einar Jensen
Lessor's signature	Lessee's signature